Exhibit 99.1

ZS Pharma Presents Positive Results from HARMONIZE (ZS004), a Second Phase 3 Clinical Trial of ZS-9 in Patients with Hyperkalemia, at the American Heart Association Scientific Meeting and Announces Simultaneous Publication of Results in JAMA

Coppell, Texas – November 17, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today presented detailed results from HARMONIZE (ZS004) at the late-breaking Clinical Science Special Reports Session of the American Heart Association Scientific Sessions. HARMONIZE is the second positive Phase 3 clinical trial of ZS-9 (sodium zirconium cyclosilicate) for the treatment of hyperkalemia, a life threatening condition characterized by abnormally high concentrations of potassium in the blood (serum K+ >5.1 mEq/L). In addition to the presentation, the study results were simultaneously published today in The Journal of the American Medical Association (JAMA).

The HARMONIZE trial met the primary efficacy endpoint by demonstrating that all three doses (5g, 10g, and 15g) of once daily ZS-9 maintained mean potassium at lower levels than placebo over the 28-day treatment period (p-value <0.0001 all doses) with significantly higher proportions of patients having mean serum potassium (K+) levels in the normal range while on ZS-9 than placebo (80 percent, 90 percent, and 94 percent at the 5, 10 and 15g dose, respectively, compared with 46 percent on placebo). In the open-label acute phase, serum potassium levels declined from 5.6 mEq/L at baseline to 4.5 mEq/L with 98 percent of patients achieving normokalemia within 48 hours of beginning treatment. Time to onset of activity with ZS-9 was rapid with the median time to normokalemia of 2.2 hours. Responses were larger in patients with severe hyperkalemia (K+ >6.0 mEq/L), with mean changes of -0.5 mEq/L at one hour, -0.7 mEq/L at two hours, and -1.5 mEq/L at 48 hours. The adverse events with the highest rates in HARMONIZE were anemia, constipation, edema, hypokalemia, nasopharyngitis, and upper respiratory tract infections.

“Today’s HARMONIZE results suggest that in addition to its ability to rapidly lower potassium levels to the normal range, ZS-9 was shown to maintain normal potassium levels over an extended period,” said Mikhail N. Kosiborod, M.D., cardiologist at Saint Luke’s Mid America Heart Institute and University of Missouri-Kansas City, and the lead clinical investigator in the HARMONIZE trial. “I believe that these results have the potential to shift the current paradigm for how hyperkalemia is managed among various at-risk patient groups, including patients on RAASi therapy.”

“The Phase 3 results suggest that ZS-9, if approved, could be an effective, well-tolerated, and much needed treatment for hyperkalemia,” said Robert Alexander, Ph.D., Chief Executive Officer of ZS Pharma.

HARMONIZE (ZS004) Phase 3 Study Design

The HARMONIZE (HyperkAlemia RandoMized interventiON multI-dose ZS-9 maintEnance) study is a global, prospective, randomized, double-blind, placebo-controlled trial that enrolled patients with hyperkalemia with no upper limit on serum potassium at entry. Patients included those with chronic kidney disease (eGFR<60mL/min/1.73m2; 69 percent), heart failure (NYHA Class I-IV; 36 percent), diabetes (66 percent) and those on renin angiotensin aldosterone system (RAAS) inhibitor therapy (70 percent) from a range of ethnic backgrounds (white (83 percent); black/African American (14 percent); Asian (2 percent); other (1 percent)). In the open-label acute phase of the study, 258 patients received 10g of ZS-9 administered three times daily with meals for 48 hours and were monitored to establish the speed and magnitude of serum K+ reduction. Then, patients who achieved normokalemia (K+ levels between 3.5 and 5.0 mEq/L) were randomized in a double-blind fashion to one of three doses of ZS-9 (5g (N=45), 10g (N=51), or 15g (N=56)) or placebo (N=85) administered once-daily for 28 days (the double-blind randomized withdrawal phase). The primary efficacy endpoint compared the mean serum K+ level of each ZS-9 treatment group to that of placebo over the interval between day 8 and day 29 of the double-blind randomized withdrawal phase. Key secondary efficacy endpoints included proportion of patients with mean K+ <5.1 between day 8 and day 29, median time to normalization, change from baseline in serum K+, and proportion of patients achieving normokalemia. Patients who completed this initial 28-day randomized phase were eligible to enroll in an ongoing open-label extension study, ZS004E.

HARMONIZE (ZS004) Phase 3 Results

Acute Phase

•	Mean baseline potassium decreased from a baseline level of 5.6 mEq/L to 4.5 mEq/L (P<0.0001, change from baseline -1.1 mEq/L) at 48 hours, with statistically significant reductions in potassium observed one hour after ZS-9 administration.

•	Median time to normokalemia was 2.2 hours with 84 percent of patients achieving normokalemia within 24 hours and 98 percent within 48 hours.

•	Patients with serum potassium between 5.5 and <6.0 mEq/L (mean baseline of 5.7 mEq/L) and >6.0 mEq/L (mean baseline of 6.3 mEq/L) had reductions in mean serum K+ of -0.3 mEq/L and -0.5 mEq/L at 1 hour and -0.4 mEq/L and -0.7 mEq/L at 2 hours, respectively, suggesting a potential for use in acute settings that will warrant further investigation.

•	The results were consistent across all pre-specified disease subgroups and patients on RAAS inhibitor therapy.

•	The most common adverse events during the acute phase of treatment were diarrhea (1.2 percent), as well as constipation, dizziness and nausea (all 0.8 percent).

28-Day Double-Blind Randomized Withdrawal Phase

HARMONIZE results confirmed, over a longer treatment period, the positive results achieved in the Company’s first Phase 3 trial (ZS003).

•	HARMONIZE met the primary efficacy endpoint: mean serum K+ levels were significantly lower with all three doses of ZS-9 versus placebo in the 28-day randomized withdrawal phase (see Mean serum K+, Days 8-29, in the table).

•	Maintenance of normokalemia was more frequent in the ZS-9 treated groups than in the placebo group, with a significantly higher proportion of patients having mean serum K+ <5.1 mEq/L between days 8-29 (see table).

	Placebo (n=82)		5g (n=45)	10g (n=50)	15 g (n=54)
Mean serum K+, Days 8-29, mEq/L (95% CI)[1] P-value	5.1 (5.0, 5.2 NA	)	4.8 (4.6, 4.9 0.0001)	4.5 (4.4, 4.6 <0.0001)	4.4 (4.3, 4.5 <0.0001)
Proportion of patients with	46%		80%	90%	94%
Mean serum K+ <5.1 mEq/L, days 8-29[2] P-value	NA		0.0003	<0.0001	<0.0001

[1]	Generalized Estimating Equation model for sodium zirconium cyclosilicate dose vs. placebo
[2]	Fisher Exact Test for sodium zirconium cyclosilicate dose vs. placebo

Patient numbers in the table refer to the Intent-to-Treat population defined as all patients in the withdrawal phase who had at least one post-baseline potassium value on or after Day 8 of the withdrawal phase.

•	In addition, ZS-9 met all but one secondary endpoint. Statistically significant endpoints at all doses include: the cumulative number of days patients remained normokalemic, time to relapse, and the proportion of patients who were normokalemic at the end of the study, whereas intra-patient standard deviation was similar across all dose groups.

•	ZS-9 appeared to be well tolerated. The incidence of urinary tract infections was low with one case reported in each of the placebo (1.2 percent), 5g (2.2 percent), and 15g (1.8 percent) groups and no reported cases in the 10g group. Constipation was more frequent on placebo, whereas hypokalemia and edema were more frequent on ZS-9. There were six cases of constipation on placebo (7.1 percent) compared to no cases on 5g, one case on 10g (2.0 percent), and one case on 15g (1.8 percent). There were five cases of hypokalemia on 10g (9.8 percent) and six cases on 15g (10.7 percent) compared to no cases on both placebo and 5g. All cases of hypokalemia were transient, mild (3.0 to 3.4 mEq/L), and resolved after the dose of ZS-9 was reduced from daily to every other day (per protocol) for the remainder of the study. There were 14 cases of edema: two cases of edema on placebo (2.4 percent), one case on 5g (2.2 percent), three cases on 10g (5.9 percent), and eight cases on 15g (14.3 percent). Seven cases of edema resolved or did not require treatment during study (one case on 5g, all three cases on 10g, and three cases on 15g). Of the 14 patients with edema, 13 completed the study.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward- looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 10, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:

Denise Powell (Media)	Adam Tomasi (Investors)
Red House Consulting	ZS Pharma
510.703.9491	650.458.4100
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Source: ZS Pharma